Exhibit 10.23

AMENDMENT NO. 2 dated as of December 20, 2007, to that Employment Agreement dated October 22, 2004 (the “Agreement”) by and between Michael Porche (the “Executive”) and DISTRIBUTION SERVICES, INC. (“DSI”), a subsidiary of AMERICAN MEDIA OPERATIONS, INC. (the “Company” or “AMI”)

Effective as of the date first written above (the “Amendment Effective Date”), the Agreement is hereby amended as follows:

1. Paragraph 1a of the Agreement is hereby deleted and the following substituted therefor:

Employment Term. The Company shall employ Executive until December 31, 2009 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement. The Agreement shall be considered effective as of December 22, 2003 (the “Effective Time”).

2. Paragraph 4 of the Agreement is hereby deleted and the following substituted therefor:

Annual Bonus. With respect to each full fiscal year of DSI during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) of $175,000.00 (One Hundred Seventy Thousand Dollars and Zero Cents) (the “Target Bonus”), based on the achievement by DSI of an annual EBITDA target established by the Company’s Chief Executive Officer (based on the terms and conditions of the Plan presented to Executive each fiscal year). The Target Bonus will be reviewed and adjusted by the CEO on an annual basis. Such Bonus, if any, shall be payable in a lump sum after the close of the fiscal year and the Company’s 10-K has been filed (approximately 90 days after the close of the Company’s fiscal year), but in no event later than March 15 of the calendar year following the calendar year in which the fiscal year ends.

3. Paragraph 5A of the Agreement is hereby deleted and the following substituted therefor:

Employee Benefits. During Executive’s employment with the Company, Executive shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, health insurance (available to his and his spouse and children in accordance with the requirements of the insurance plan) and short term and long term disability insurance, retirement benefits and fringe benefits (collectively, “Employee Benefits”) on the same basis as those benefits are generally made available to other most senior employees of the Company.

4. Paragraph 7(A) of the Agreement is hereby deleted and the following substituted therefor:

the Base Salary through the date of termination, to be paid in accordance with the Company’s usual payment practices;

5. Paragraph 7(B) of the Agreement is hereby deleted the following substituted therefor:

any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year, to be paid in accordance with the time and form of payment described in Paragraph 4.

6. Paragraph 7(C) of the Agreement is hereby deleted and the following substituted therefor:

in accordance with the Reimbursement Policy, reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the date of Executive’s termination; and

7. Paragraph 7(E) of the Agreement is hereby deleted and the following substituted therefor:

severance pay in the amount of twelve months of Base Salary, if termination is for any reason other than Cause or Expiration of the Employment Term or resignation by Executive. Severance pay, if any, will be payable in twelve (12) equal monthly installments. Executive will be required to execute and return the Company’s form Separation and Release of Claims Agreement within 45 days after Executive’s termination of employment in order to receive the severance pay described above. Payment of Executive’s severance shall commence no earlier than seven (7) working days after the Company receives the executed Separation and Release and no later than 90 days after the date of Executive’s separation from service (as defined in Section 1.409A-l(h) of the Treasury Regulations) (“Separation from Service”), the exact payment date to be determined by the Company in its sole discretion, provided that Executive timely executes and returns the Separation and Release and Claims Agreement and does not subsequently revoke such execution. For all purposes of Section 409A of the Internal Revenue Code (the “Code”) and the related regulations. Executive’s entitlement to severance pay pursuant to this Agreement shall be treated as an entitlement to a series of separate payments. To the extent permitted under Section 409A of the Code and the related regulations, any such payments that are excluded from the definition of “deferral of compensation” pursuant to Section 1.409A-l(b)(4) of the Treasury Regulations shall not be taken into account in determining the eligibility of the remaining severance payments for exclusion from the definition of “deferral of compensation” pursuant to Section 1.409A-l(b)(9)(iii) of the Treasury Regulations. “Cause” shall mean (i) Executive’s continued failure or refusal to substantially perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Executive of such failure or refusal, (ii) dishonesty in the performance of Executive’s duties hereunder, (iii) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (iv) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, (v) Executive’s breach of any provision of this Agreement, including the attached addendum, or (vi) Executive’s unsatisfactory job performance.

8. Paragraph 7 of the Agreement is further amended by the following subparagraph (H) thereto:

Notwithstanding anything to the contrary herein, if any class of the Company’s stock shall become publicly traded or if the Company becomes a member of a controlled group of companies whose stock is publicly traded and if Executive is a “specified employee” (as that term is defined in Section 409A(a)(2)(B)(i) of the Code and the related regulations) at the time of Executive’s Separation from Service, as determined by the Company in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder, no payment (excluding any payment that is exempt from Section 409A of the Code pursuant to Section 1.409A-l(b) of the Treasury Regulations) shall be made to Executive prior to six (6) months after his Separation from Service, provided that any such payments that would otherwise be made during the first six (6) months following Executive’s Separation from Sender shall be paid in the seventh (7th) month following his Separation from Service.

9. Paragraph 9 of the Agreement is hereby amended by adding the following new subparagraph (m) thereto:

Section 409A. All benefits and compensation payable pursuant to this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation plan” or “deferral of compensation” under Section 409A of the Code in accordance with one or more exemptions available under the Treasury Regulations promulgated under Section 409A. To the extent that any benefit or payment is or becomes subject to Section 409A, this Agreement is intended to comply with the requirements of Section 409A as applicable to such benefit or payment. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

10. Paragraph 8 of Exhibit “A” to the Agreement is hereby deleted and the following substituted therefor:

Executive agrees that during the term of his employment with AMI and for the period of twelve (12) months following Executive’s voluntary termination of employment or for the period of twelve (12) months following Executive’s involuntary termination of employment (if Executive receives severance payments) or for three (3) months following Executive’s involuntary termination of employment (if Executive does not receive severance payments), he will not engage in any relationship, directly or indirectly, including but not limited to, advising, being compensated in any way by, being employed by, permitting his name to be associated with or used by, or consulting, with any Prohibited Business (as hereinafter defined) within the United States of America or Canada. For purposes of this agreement, “Prohibited Business” means any business which is in any way involved in the publishing, production, pre-press, marketing, racking, or servicing of products similar to those produced or serviced by AMI. Executive further agrees that he will not interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or its affiliates. Executive acknowledges that AMI’s products and services are marketed throughout the United States of America, Canada and elsewhere, and that therefore a restriction to the geographic area of the United States of America and Canada is reasonable with regard to AMI’s business plans and the market for its products and services. In the event that the term of Executive’s Employment Agreement expires and Executive becomes an employee at will under terms and conditions similar to those contained in his Employment Agreement, and if Executive’s employment is terminated while Executive is an employee at will, Executive will additionally be bound by the terms of this Paragraph for a period of twelve (12) months following termination of employment, provided that AMI compensates Employee in the amount of $27,083.33 (Twenty-Seven Thousand Eighty-Three Dollars and Thirty-Three Cents) per month (“Severance”) for the twelve-month non-competition period. Payment of Executive’s Severance shall commence no later than 90 days after the date of Executive’s separation from service (as defined in Section 1.409A-l(h) of the Treasury Regulations), the exact payment date to be determined by the Company in its sole discretion. For all purposes of Section 409A of the Internal Revenue Code (the “Code”) and the related regulations, Executive’s entitlement to Severance shall be treated as an entitlement to a series of separate payments. To the extent permitted under Section 409A of the Code and the related regulations, any such payments that are excluded from the definition of “deferral of compensation” pursuant to Section 1.409A-l(b)(4) of the Treasury Regulations shall not be taken into account in determining the eligibility of the remaining Severance payments for exclusion from the definition of “deferral of compensation” pursuant to Section 1.409A-l(b)(9)(iii) of the Treasury Regulations. If Executive does not comply with the terms contained herein, AMI shall not be obligated to pay Executive Severance. AMI agrees to pay the greater of the Severance described above, or AMI’S Severance program in effect at the time of termination of employment during the twelve-month non-competition period, provided, payment of Severance, whether under this Agreement or AMI’s Severance program, shall be at a time and under a schedule such that the substitution of one benefit for the other would not cause an acceleration of nonqualified deferred compensation in violation of Section 1.409A-3(j) of the Treasury Regulations or otherwise give rise to an additional tax under Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates, which securities are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

Except as amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2 as of the date first written above.

AMERICAN MEDIA OPERATIONS, INC.

By:	/s/ David Pecker	2/25/08
	David Pecker	Date

	/s/ Michael Porche	2/25/2008
	Michael Porche	Date

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